Exhibit 99.1

Verso Corporation Reaches Agreement with Certain Creditors on Terms of Plan of Reorganization and Debtor-in-Possession Financing

MEMPHIS, Tennessee – January 27, 2016 – Verso Corporation (OTCPink: VRSZQ) today announced that it has finalized a restructuring support agreement (RSA) with creditors holding at least a majority in principal amount of substantially all tranches of funded debt of Verso and its subsidiaries in connection with Verso’s filing for Chapter 11 protection in the United States Bankruptcy Court in the District of Delaware yesterday. Verso also announced that it has finalized, subject to approval by the bankruptcy court, a debtor-in-possession (DIP) financing package totaling up to $600 million which will provide a clear path to a restructuring that will benefit Verso’s stakeholders.

The RSA commits Verso and the signing creditors to pursue a consensual restructuring. Verso and the signing creditors have agreed to support and vote for a plan of reorganization as contemplated by the RSA and as otherwise reasonably satisfactory. Under the contemplated plan of reorganization, Verso will eliminate approximately $2.4 billion in pre-bankruptcy debt. In return, the holders of Verso’s funded debt will receive substantially all of the equity in the reorganized Verso. The DIP financing package will provide Verso with significant operational flexibility to successfully reorganize and sufficient liquidity to support its ongoing operations for the foreseeable future during the Chapter 11 process.

“As we announced yesterday, filing for Chapter 11 protection was a difficult decision for us. The strong creditor support we received in entering into the RSA and the fact that many of those same creditors participated as lenders in the DIP financing package are very gratifying. With the support of this broad spectrum of financial creditors, we anticipate that we will be able to enter into a restructuring plan designed to eliminate approximately $2.4 billion of our outstanding debt and to exit the Chapter 11 process in a short timeframe. Upon completion of our plan, we will have a stronger balance sheet and operations that position us for long-term success,” said Verso President and CEO David J. Paterson.

As noted yesterday, Verso is seeking immediate relief from the bankruptcy court through the filing of customary first day motions that will allow the company to transition its business into Chapter 11, including, among other things, granting the authority to pay pre-petition wages, salaries and benefits and to honor customer programs.

A link titled “Verso Restructuring” has been added to the home page of Verso’s website, versoco.com, to provide information about the bankruptcy process and legal filings made with the bankruptcy court.

About Verso

Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. The leading North American producer of printing and specialty papers and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso’s long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso’s passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” “potential” and other similar expressions, including Verso’s ability to execute on the RSA and exit the Chapter 11 process in a short timeframe. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management’s current beliefs, expectations and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso’s actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including (a) the potential adverse impact of the Chapter 11 filings on Verso’s liquidity or results of operations, (b) changes in Verso’s ability to meet financial obligations during the Chapter 11 process or to maintain contracts that are critical to Verso’s operations, (c) the outcome or timing of the Chapter 11 process, (d) the effect of the Chapter 11 filings on Verso’s relationships with third parties and employees, (e) proceedings that may be brought by third parties in connection with the Chapter 11 process, (f) the Bankruptcy Court approval, (g) the increased administrative costs related to the Chapter 11 process, (h) Verso’s ability to maintain adequate liquidity to fund operations during the Chapter 11 process and thereafter, and (i) other risks and uncertainties listed from time to time in Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Media Contact:

Kathi Rowzie

Vice President, Communications and Public Affairs (901) 369-5800

kathi.rowzie@versoco.com

Investor Contact:

901-369-4128

investor.relations@versoco.com